Settlement Agreement

     THIS AGREEMENT is entered into as of this 14th day of December, 1998, by and among Gerald P. Buccino, individually ("Mr. Buccino"), Buccino & Associates, Inc. ("Buccino Firm" and collectively with Mr. Buccino, the "Buccino Parties") and Fine Host Corporation ("Company").
                                    Recitals

     WHEREAS, pursuant to a retention agreement, dated December 16, 1997 ("Retention Agreement"), the Company retained the Buccino Firm to act as its crisis manager;

     WHEREAS, pursuant to an employment letter, dated March 1, 1998 (the "Employment Agreement"), the Company retained Mr. Buccino to serve as President and Chief Executive Officer of the Company;

     WHEREAS, Mr. Buccino's term of employment under the Employment Agreement expires December 31, 1998;

     WHEREAS, Mr. Buccino also serves as a director of the Company;

     WHEREAS, Messrs. William Forrest (through his company) and Frank Musso are Buccino Firm personnel who have been working at the Company pursuant to the Retention Agreement;

     WHEREAS, Paragraph 5 of the Retention Agreement contains an agreement that Fine Host shall not employ Buccino Firm personnel during the period of the Retention Agreement and for a period of one year after termination of the same unless the Buccino Firm consents in writing;

     WHEREAS, Messrs. Forrest and Musso are each party to engagement agreements with the Buccino Firm which contain trade secret and nondisclosure protections and also provide that they agree not to seek or accept employment with, or contract to provide services to the Company at any time during the term of his agreement with the Buccino Firm, or within 12 months following the termination of the applicable agreement;

     WHEREAS, there is a substantial dispute about the amount of severance and incentive compensation and other payments and benefits due Mr. Buccino under his Employment Agreement;

     WHEREAS, the Company and the Buccino Parties wish to resolve various actual and potential disputes between them; and

     WHEREAS, the Company wishes to engage Messrs. Forrest and Musso as its employees;

     NOW,  WHEREFORE,  for  good  and  valuable  consideration,   including  the
consideration set forth above and the compromise of claims and exchange of mutual releases set forth below, the parties hereby agree as follows:

         1. Payment. The Company shall pay Mr. Buccino on behalf of the Buccino Parties the sum of $500,000, with (i) $200,000 of this amount to be paid in immediately available funds by wire transfer on the date hereof, (ii) $200,000 of this amount to be paid by wire transfer two business days prior to any bankruptcy filing (or if no bankruptcy has been filed by February 26, 1999, then on February 26, 1999) and (iii) provided that Mr. Buccino has materially performed his obligations hereunder, the remaining $100,000 to be paid by wire transfer as a success fee within five business days of the effective date of a confirmed Chapter 11 plan for the Company (or if no bankruptcy has been filed by April 30, 1999, then on April 30, 1999). Each wire transfer will be made in accordance with the wire transfer instructions to be furnished to the Company by Mr. Buccino or Sonnenschein Nath & Rosenthal on his behalf. These payments shall be treated as a lump sum settlement payment and shall not be subject to withholding or similar taxes. Mr. Buccino shall be responsible for any personal income or other personal taxes which he may owe in connection with these payments.

         The Buccino Firm will pay all previously unpaid fees and expenses incurred through the date hereof from the $75,000 retainer held by the Buccino Firm; provided, that no fee shall be incurred by the Buccino Firm for services rendered by Mr. Buccino after the date hereof. To the extent such fees and expenses exceed such retainer, the Company shall pay any invoice for such excess within five business days of receipt of such invoice. To the extent that there is any retainer on February 12, 1999 in excess of fees and expenses invoiced to such date, the excess portion of the retainer shall be returned to the Company by the Buccino Firm. The Company has paid $114,711.89 to the Buccino Firm for sales tax on consulting services rendered to the Company by the Buccino Firm through September 30, 1998. The Buccino Firm holds these funds in trust for the State of Connecticut, is completing the necessary forms, and will remit the funds to the State of Connecticut. The Company has also paid the Buccino Firm for Connecticut sales tax on consulting services rendered to the Company by Buccino from October 1, 1998 through December 4, 1998 and the Buccino Firm holds those payments in trust for the State of Connecticut, is completing the necessary forms, and will remit the funds to the State of Connecticut. The
Company will pay, either directly to the State of Connecticut or through the Buccino Firm, all sales taxes relating to consulting services rendered to the Company by the Buccino Firm since December 4, 1997 through the date hereof which have not previously been paid to date.

         The Company will pay Mr. Buccino those expenses which he has incurred on behalf of the Company to the date hereof, but which have not been paid to this date, up to an aggregate not to exceed $4,500.

         Other than as specifically provided in this Agreement, Mr. Buccino will not seek any other compensation or benefits under his Employment Agreement and the Buccino Firm will not seek any other compensation or benefits under its Retention Agreement.

         2. Mr. Buccino's Status. Mr. Buccino's tenure as President and as an officer or director of any subsidiary of the Company will expire upon signing this Agreement. Mr. Buccino's tenure as Chief Executive Officer of the Company will continue until the term of his employment agreement expires on December 31, 1998 and as of that date, he will no longer be Chief Executive Officer of the Company. The Company has informed Mr. Buccino that it intends to appoint Mr. Forrest as President and Chief Operating Officer of the Company effective upon entry into this Agreement. Except as otherwise provided in this Agreement, Mr. Buccino will continue to perform his duties as Chief Executive Officer of the Company until December 31, 1998 for no additional compensation.

         3. Directorship. Mr. Buccino shall serve the Company as Chairman of the Board of Directors until his successor is duly appointed or elected. Mr. Buccino shall be entitled to a fee per meeting equal to the amount paid to other directors per meeting (whether the meeting is in person or by telephone conference) plus reimbursement of reasonable travel and related out of pocket expenses. Mr. Buccino shall be entitled to the same indemnities and liability insurance benefits as the other directors for actions taken during the period he continues to serve as a director.

         4. Further Services of Mr. Buccino. If requested by the Company, which request will be made through a member of the Company's board of directors or its inside general counsel, after December 31, 1998 Mr. Buccino will continue to provide appropriate services requested upon reasonable advance notice by the Company, including, without limitation, contacts with customers, vendors and performance bond companies, and, as provided below, shall be paid $5,000 per day for such services after December 31, 1998 plus reimbursement of reasonable travel and related out of pocket expenses. To the extent requested by the Company, Mr. Buccino will work each business day in the week leading up to and the week of the Company's Chapter 11 filing, which is contemplated to occur on a Friday, but he will receive no per diem compensation for services during this two week period. He will, however, receive reimbursement of reasonable travel and out of pocket expenses during this two week period. Notwithstanding the foregoing, the Company understands that Mr. Buccino will be out of the country from January 8 to January 15, 1999 and will not expect Mr. Buccino to work during that period.

         After December 31, 1998, Mr. Buccino shall be paid at the hourly rate of $425 per hour for isolated phone calls or correspondence totalling less than four hours' duration in a given day and that such activities shall not constitute a reimbursable day hereunder (but this agreement shall not affect the obligation of the Company to pay meeting fees under paragraph 3 for telephonic board of directors meetings of any duration).

         All amounts payable to Mr. Buccino under this paragraph 4 shall be paid within five business days of his presentation of an invoice to the Company for compensable services and reimburseable expenses permitted hereunder. Mr. Buccino shall not be entitled to any fees or expenses under this paragraph 4 for services rendered as a director of the Company.

         5. Consent to Forrest and Musso Employment. The Buccino Firm hereby consents to the employment of Messrs. Forrest (and/or Mr. Forrest's company) and Musso by the Company without payment of any placement or similar fee; provided, however, that Messrs. Forrest and Musso provide the Buccino Firm with a written acknowledgement that their consulting relationship with the Buccino Firm is terminated and that the Buccino Firm has performed all obligations due to them through the date of this Agreement. The obligation of the Buccino Firm to perform further services under the Retention Agreement shall terminate on the date hereof.

         6. Press Release, Employee and Other Corporate Communications. The Company shall prepare press and employee releases to be issued not earlier than the entry into this Agreement announcing the (i) expiration of Mr. Buccino's serving as President of the Company effective as of the date of this Agreement,
(ii) continuation of Mr. Buccino's term as Chief Executive Officer until his contract expires on December 31, 1998, (iii) continuation of Mr. Buccino as Chairman of the Board of Directors and (iv) election of a new President and Chief Operating Officer. The Company shall provide a draft of all press releases or employee or other corporate communications relating to Mr. Buccino or the Buccino Firm prior to its issuance to Mr. Buccino and his counsel for their review and comment, which comments shall be reasonably accommodated by the Company. Mr. Buccino acknowledges that the Company will be required to file this Agreement with the Securities and Exchange Commission.

         7. Disparagement. The parties shall not (nor shall they encourage their officers, directors, employees, agents, affiliates or representatives to) disparage each other in any way or except to the extent required by law, shall not disclose the substance of these negotiations.

         8. Letter of Commendation. On the date hereof, the Company shall provide a letter of commendation for Mr. Buccino and the Buccino Firm, recognizing the substantial contributions by the Buccino Parties to the improved financial position of the Company. A draft of such letter shall be provided prior to its issuance to the Buccino Parties and their counsel for their review and comment, which comments shall be reasonably accommodated. The Company consents to the Buccino Parties referring to this engagement and the letter of commendation in their marketing and advertising efforts.

         9. Chapter 11 Documents. The Company shall provide a draft of the Company's proposed Chapter 11 plan and any other documents which may affect Mr. Buccino or the Buccino Firm to the Buccino Parties and their counsel as promptly as practicable prior to such document being filed with the bankruptcy court. The Company will reasonably accommodate the comments of the Buccino Parties related to provisions describing or which affect either of the Buccino Parties. Without limiting the foregoing, the Company agrees that it shall use its reasonable efforts to assure that its Chapter 11 plan provide that (i) the Buccino Releasing Parties (as hereinafter defined) shall receive as broad and favorable a release (and be entitled to the protections of related injunctive and other protections) as is being received by any other Company related person under the Chapter 11 plan, the confirmation order and similar releasing documents and (ii) all continuing indemnification, director and officer insurance and similar protections during the Chapter 11 case or after confirmation shall also be extended to Mr. Buccino to the same extent they are being provided to then current directors and executive officers of the Company. The Company will seek to assume this Agreement as part of its Chapter 11 plan.

         10. Release from Company. The Company (on behalf of itself and its agents, affiliates, officers, directors, employees, partners, attorneys, creditors, shareholders, successors and assigns (collectively, the "Fine Host Parties")) hereby forever releases and acquits the Buccino Parties and their respective agents, affiliates, shareholders, officers, employees, successors and assigns from all actions, causes of action, suits, debts, accounts, reckonings, sums of money, bills, covenants, contracts, controversies, agreements, promises, damages, claims, judgments and demands whatsoever, known or unknown, in law or equity, relating in any way to their relationship to date, including, without limitation, under the Employment Agreement or the Retention Agreement. Nothing herein shall release the Buccino Parties from their obligations under this Agreement.

         The Company expressly warrants and represents that the Fine Host Parties have not sold, granted, transferred or assigned or caused to be sold, granted, transferred or assigned to any other person, firm or corporation any portion of the claims being released hereby.

         11. Release from Buccino Parties. The Buccino Parties (on behalf of themselves and their agents, affiliates, officers, directors, employees, partners, attorneys, creditors, shareholders, successors and assigns (collectively, the "Buccino Releasing Parties")) hereby forever release and acquit the Fine Host Parties and their respective agents, affiliates, shareholders, officers, employees, successors and assigns from all actions, causes of action, suits, debts, accounts, reckonings, sums of money, bills, covenants, contracts, controversies, agreements, promises, damages, claims, judgments and demands whatsoever, known or unknown, in law or equity, relating in any way to their relationship to date, including, without limitation, under the Employment Agreement or the Retention Agreement. Nothing herein shall release the Fine Host Parties or any insurer from (i) the Company's obligations under this Agreement, (ii) the indemnity obligations under paragraph 10 of the Employment Agreement, paragraph 6 of the Retention Agreement, the Company's certificate of incorporation and bylaws or other applicable law, (iii) solicitation or employment of any personnel (other than Messrs. Forrest and Musso) in violation of paragraph 4 of the Retention Agreement (provided that the employment of any party with the Buccino Firm's written consent such as the parties set forth in Paragraph 5 hereof and Jennifer Buccino shall not be a violation of such paragraph) or (iv) the obligation to provide director and officer liability insurance to Mr.
Buccino pursuant to paragraph 7 of his Employment Agreement.

         The Buccino Parties expressly warrant and represent that the Buccino Releasing Parties have not sold, granted, transferred or assigned or caused to be sold, granted, transferred or assigned to any other person, firm or corporation any portion of the claims being released hereby.

         12. Expenses of Buccino Parties. Promptly after the Buccino Parties' submission to the Company of invoices therefore, the Company shall pay or reimburse the Buccino Parties for the reasonable attorneys fees and expenses incurred by the Buccino Parties in connection with (a) negotiation and documentation of this Agreement, (b) enforcement of this Agreement, (c) preparation of any proofs of claim for the Buccino Parties or their counsel in the Chapter 11 case or (d) indemnification expenses (including advances of fees and costs where applicable) within the scope of caveat (ii) of the indemnification obligations set forth in paragraph 11 hereof. The Company will pay $20,000 in immediately available funds to Sonnenschein Nath & Rosenthal, counsel to the Buccino Parties, by wire transfer in accordance with the wire transfer instructions provided by Sonnenschein to the Company, to be held as a retainer and applied to reimbursable expenses simultaneously with providing copies of the invoices to the Company; provided, however, any unapplied retainer in excess of amounts due under this paragraph 12 will be returned to the Company on the first anniversary of the effective date of the Company's chapter 11 plan. The Company's obligation to reimburse for expenses in connection with the negotiation and documentation of this Agreement and the preparation of proofs of claim is capped at $20,000; but this cap shall not apply to reimbursement for expenses related to enforcement by the Buccino Parties of this Agreement or indemnification expenses.

         13. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

         14. Entire Agreement; Modification and Waiver. This Agreement (together with the documents cross referenced herein) contains the entire understanding of the parties with respect to the relationship of the Company and the Buccino Parties. No waiver, supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar).

         15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) sent by reputable guaranteed overnight courier, on the next business day after the date on which it is so sent:

                                    If to either of the Buccino Parties:

                                    58 Malibu Court
                                    Burr Ridge, Illinois  60521
                                    Attention:  Mr. Gerald P. Buccino

                                    with a copy to:

                                    Sonnenschein Nath & Rosenthal
                                    8000 Sears Tower
                                    Chicago, Illinois 60606
                                    Attention:  Paul J. Miller, Esq.

                                    If to Company:

                                    3 Greenwich Office Park
                                    Greenwich, CT 06831
                                    Attention: Ellen Keats, Esq.

                                    with a copy to:

                                    Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, New York 10019
                                    Attention:  Steven J. Gartner, Esq.

or to such other address as may be furnished by the party to receive notice to the other.

         16. Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the State of New York with respect to contracts made and to be performed entirely therein, and without regard to choice of law or principles thereof.

         17. Survival. The provisions of this Agreement shall survive any termination of the services of either of the Buccino Parties by the Company and shall be binding upon the successors and assigns of the Company and shall issue to the benefit of the successors, assigns, heirs, devisees, and personal representatives of the Buccino Parties.

         18. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.


         AGREED as of the date set forth above.

                                                FINE HOST CORPORATION


                                                By:____________________________



                                                  -----------------------------
                                                     Gerald P. Buccino
                                  Individually


                                                  BUCCINO & ASSOCIATES, INC.


                                                  By: _______________________
                                                          Gerald P. Buccino
                                                              President